RICK'S
    CABARET
[LOGO OMITTED]

RICK'S CABARET INTERNATIONAL, INC. COMPLETES ACQUISITION OF MIDTOWN MANHATTAN GENTLEMEN'S CLUB THAT WILL BECOME ITS FLAGSHIP LOCATION

HOUSTON - (January 19, 2005) - RICK'S CABARET INTERNATIONAL [NASDAQ: RICK], has completed (Jan. 18, 2005) the acquisition of the Paradise Club in Midtown Manhattan (50 West 33rd Street). When renovations are completed, RICK'S CABARET-NYC will become one of the premiere gentlemen's clubs in New York City and will be the company's flagship establishment.

After extensive remodeling of the three-level site near Penn Station and Madison Square Garden, Rick's Cabaret-NYC will open with a gala launch in the summer of 2005. Rick's currently operates or licenses clubs in Texas, Minnesota and Louisiana.

ERIC LANGAN, CEO of Houston-based Rick's Cabaret, said: "Rick's Cabaret NYC will be one of the finest venues in New York for adult entertainment, and we expect to differentiate ourselves in this exciting market by a combination of the most beautiful entertainers, an unprecedented level of friendly customer service, fine food, and a luxurious atmosphere unique to the city."

Mr. Langan said the company expects to begin work next week on a $2 million remodeling project. The club will utilize the maximum allowable 10,000 square feet, with an additional 4,000 square feet in the building to be used for office space. The company is in the process of finalizing building permits and completing other details typical of transactions of this type.

"Rick's Cabaret NYC will be without peer as a gentlemen's club in New York," Mr. Langan said. "We're known for our beautiful and gracious entertainers and I assure you that customers will be amazed at the welcome they get at the New York Rick's Cabaret. We will have full restaurant service until 2 a.m., making if one of the few places in the city where you can get a great meal after midnight."

Rick's Cabaret paid a total of $7.625 million for the assets and stock of the former Paradise Club, which had operated on the site for more than a decade. The transaction consisted of $2.5 million in cash and $5.125 million in a promissory note bearing simple interest at the rate of 4.0% per annum, part of which is convertible to restricted shares of Rick's Cabaret common stock at prices ranging from $4.00 to $7.50 per share (Rick's Cabaret shares closed at $4.14 on the NASDAQ SmallCap exchange on January 18).

Rick's Cabaret reported income from operations of $1,065,569 for its 2004 fiscal year ending September 30, 2004, nearly three times the $357,947 reported in the previous year. The company reported revenue of $15,959,684 for 2004 compared with $15,059,569 and net income of $775,253 compared with $438,294 in 2003. Earnings were 21 cents per share compared to 12 cents per share in 2003.


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Since  its  launch  in  the  mid-1980s, Rick's Cabaret's upscale nightclubs have enjoyed a reputation for offering high quality entertainment featuring beautiful women and fine restaurant service in Houston, Minneapolis, San Antonio and Austin. ANNA NICOLE SMITH met her wealthy husband while dancing at a Rick's Cabaret and 13 performers from the clubs have become PENTHOUSE PETS (three have been named "Pet of the Year") while three have become PLAYBOY PLAYMATES. The company went public in 1995 and was the first gentlemen's club to be listed on a major U.S. stock exchange.


ABOUT  RICK'S  CABARET
----------------------
Rick's  Cabaret  International,  Inc.  (www.ricks.com) owns and operates upscale
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adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns, operates or licenses ten adult nightclubs in New York City, New Orleans, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC," "Club Onyx" and "Hummers." No sexual contact is permitted at any of these locations. Rick's Cabaret also owns an adult Internet membership Web site,
www.couplestouch.com,  and  a  network  of  nine  online auction sites for adult
--------------------
products under the flagship URL www.naughtybids.com. Rick's Cabaret common stock
                                -------------------
is traded on the NASDAQ SmallCap market under the symbol RICK. For further information contact ir@ricks.com.
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FORWARD-LOOKING  STATEMENTS:
----------------------------
This press release may contain forward-looking information within the meaning of
Section 21E of the Securities Exchange Act of 1934 that involves significant risks and uncertainties, and is subject to the safe harbors created by this section. Important factors that could cause actual results for Rick's Cabaret to differ materially from those indicated in this press release include the risks and uncertainties as to the future operational and financial results of our Web sites, conditions relevant to real estate transactions, the future operational performance of our partners, the laws governing the operation of adult entertainment businesses, competitive and economic factors, dependence on key personnel and the ability to manage operations. Rick's Cabaret has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. Please refer to the documents Rick's Cabaret files from time to time with the Securities and Exchange Commission, in particular the most recent quarterly reports on Form 10-QSB and annual report on Form 10-KSB.


CONTACT  FOR  FURTHER INFORMATION:     Allan Priaulx, 212-338-0050, ir@ricks.com
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